EXHIBIT 99.1
INDEX

Description	Page Number

Report of Independent Registered Public Accounting Firm	1
Statement of Assets Acquired and Liabilities Assumed at April 30, 2010	2
Notes to Statement of Assets Acquired and Liabilities Assumed	3

Report of Independent Registered Public Accounting Firm
To The Board of Directors and Shareholders of Popular, Inc.:
In our opinion, the accompanying statement of assets acquired and liabilities assumed by Banco Popular de Puerto Rico (the “Company”) (a wholly owned subsidiary of Popular, Inc.) presents fairly, in all material respects, the statement of assets acquired and liabilities assumed by the Company as of April 30, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management. Our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
July 16, 2010

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
by Banco Popular de Puerto Rico
(a wholly-owned subsidiary of Popular, Inc.)
(In thousands)

April 30, 2010
Cash and due from banks	$261,311
Money market investments	101,631
Investment in Federal Home Loan Bank stock	58,610
Loans:
Covered loans	4,216,992
Non-covered loans	43,996

Total loans	4,260,988

FDIC loss share indemnification asset	3,322,561
Covered other real estate owned	73,235
Goodwill	106,230
Core deposit intangible	24,415
Other assets	40,116

Total assets acquired, at fair value	8,249,097

Deposits	2,391,626
Contingent liability on unfunded loan commitments	132,442
Accrued expenses and other liabilities	13,934

Total liabilities assumed	2,538,002

Net assets acquired, at fair value	5,711,095

Deferred tax liability	25,004

Net assets, including deferred tax liability	$5,686,091

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
Note 1 — FDIC-Assisted Acquisition of Certain Assets and Liabilities of Westernbank Puerto Rico
On April 30, 2010, Banco Popular de Puerto Rico (“BPPR”), a wholly-owned subsidiary of Popular, Inc. (“the Corporation”), entered into a purchase and assumption agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain deposits and liabilities of Westernbank Puerto Rico, a Puerto Rico state-chartered bank headquartered in Mayaguez, Puerto Rico (“Westernbank”).
Westernbank was a wholly-owned commercial bank subsidiary of W Holding Company, Inc. and operated through a network of 45 branches located throughout Puerto Rico. Excluding the effects of purchase accounting adjustments, BPPR acquired approximately $9.1 billion in assets, including approximately $8.7 billion in loans and other real estate owned (“OREO”), and assumed $2.4 billion of deposits of Westernbank. The FDIC will reimburse BPPR for 80% of losses with respect to the covered assets of Westernbank, which include $8.6 billion in loans and $126 million in OREO at April 30, 2010, excluding purchase accounting adjustments. In connection with the Westernbank transaction, BPPR issued a five-year note to the FDIC (the “Purchase Money Note”) in the amount of approximately $5.8 billion and a cash-settled equity appreciation instrument which terms are described in Notes 3, 9 and 10 to this financial statement.
The assets acquired and liabilities assumed are presented at fair value on the date of acquisition. The estimated fair values of the assets acquired and liabilities assumed were determined as described in Note 2 to this financial statement. In many cases the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These estimated fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair value becomes available. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The Agreement provides that the date of a final settlement that includes all post-closing adjustments to the final closing date balance sheet for Westernbank will be April 30, 2011, unless otherwise agreed to by BPPR and the FDIC.
On May 1, 2010, Westernbank’s branches reopened as branches of BPPR; however, the physical branch locations and leases were not immediately acquired by BPPR as part of the Agreement. BPPR has an option, which was extended up to August 30, 2010, to acquire, at fair market value, any bank premises that were owned by, or any leases relating to bank premises held by, Westernbank (including ATM locations). BPPR is currently reviewing the bank premises and related leases of Westernbank. Currently, all Westernbank banking facilities and equipment are leased from the FDIC on a month-to-month basis.
Note 2 — Basis of Presentation
BPPR has determined that the acquisition of the net assets of Westernbank constitutes a business acquisition as defined by the Financial Accounting Standards Board (“FASB”) Codification Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their fair values as required by that topic. Fair values were determined based on the requirements of FASB Codification Topic 820: Fair Value Measurements.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions about discount rates, future expected cash flows including prepayments, credit losses, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affected the estimation of the fair values of the net assets acquired in the Westernbank transaction. Actual results could differ from those estimates; others provided with the same information could draw different reasonable conclusions and calculate different fair values. Changes that may vary significantly from our assumptions include loan prepayments, credit losses, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.
The following is a description of the methods used to determine the fair values of significant assets and liabilities.
Cash and due from banks and Money market investments
The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets. The cash and due from banks and the interest-bearing deposits are principally held at the Federal Reserve Bank of New York and Citibank.
Investment in Federal Home Loan Bank stock
Equity securities from the Federal Home Loan Bank of New York are stated at fair value.
Loans
Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, estimated credit losses, accrual status, fixed or variable interest rate, term of loan, estimated prepayments and whether or not the loan was amortizing, and current discount rates. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity. The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows.
FDIC loss share indemnification asset
This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should BPPR choose to dispose of them. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses, including consideration of the true up payment described in Note 4, and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. The estimates of expected losses used in valuation of this asset are consistent with the loss estimates used in the valuation of the covered assets. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Other real estate owned
OREO includes all real estate, other than bank premises used in bank operations, owned or controlled by Westernbank, including real estate acquired in settlement of loans. OREO properties are recorded at estimated fair values less costs to sell at the date acquired based on management’s assessments of existing appraisals or broker price opinions. The estimated costs to sell are based on past experience with similar property types and terms customary for real estate transactions.
Goodwill
The amount of goodwill is the residual difference in the fair value of liabilities assumed and net consideration paid to the FDIC over the fair value of the assets acquired. The goodwill is deductible for income tax purposes.
Core deposit intangible
This intangible asset represents the value of the relationships that Westernbank had with its deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base and the net maintenance cost attributable to customer deposits.
Deposits
The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the reporting date. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered to similar time deposits.
Contingent liability on unfunded loan commitments
Unfunded loan commitments are contractual obligations to provide future funding. The fair value of a liability associated to unfunded loan commitments is principally based on the expected utilization rate or likelihood that the commitment will be exercised and a discount which incorporates estimated credit losses. The unfunded loan commitments outstanding at April 30, 2010 relate principally to commercial and construction loans and commercial revolving lines of credit. Losses incurred on loan disbursements made under these unfunded loan commitments are covered by the FDIC loss sharing agreements provided that the Corporation complies with specific requirements under such agreements.
Deferred taxes
Deferred taxes, which are reflected in a separate line of the Statement of Assets Acquired and Liabilities Assumed, relate to a difference between the financial statement and tax basis of the assets acquired and liabilities assumed in the transaction. Deferred taxes are reported based upon the principles in FASB Codification Topic 740: Income Taxes, and are measured using the enacted statutory income tax rate to be in effect for BPPR at the time the deferred tax is expected to reverse, which is 39%.
Legal proceedings
The outcomes of legal proceedings and claims brought against former Westernbank, which we may have assumed as part of the FDIC-assisted transaction as they relate to covered assets, are subject to significant uncertainty. In determining whether a loss should be recorded the Corporation evaluated, among other factors, the significance of such litigation, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Based on the facts known at April 30, 2010, the Corporation determined that a liability for legal contingencies was not required.
Note 3 — Net Assets Acquired
Under the terms of the purchase and assumption agreement, the FDIC agreed to transfer to BPPR (1) certain assets subject to loss-sharing agreements at book value, (2) certain assets that are not subject to the loss-sharing agreements at a contractually-specified purchase price, (3) certain assets at fair value and (4) certain liabilities at book value. As part of the agreement, BPPR issued a note to the FDIC and an equity appreciation instrument as part of the purchase price.
Details related to the transfer at April 30, 2010, are as follows:

(In thousands)

Net assets acquired prior to purchase accounting adjustments	$6,748,264
Preliminary purchase accounting adjustments (fair value adjustments) for assets acquired and assumed liabilities:
Loans	(4,293,756)
FDIC loss share indemnification asset	3,322,561
Deposits	(11,465)
Core deposit intangible	24,415
OREO	(52,712)
Contingent liability on unfunded loan commitments	(132,442)
Deferred tax liability	(25,004)

Net assets acquired, including deferred tax	$5,579,861

Additional consideration (paid to) received from the FDIC:
Purchase Money Note issued to the FDIC, net of fair value adjustment of $11,612	(5,769,696)
Receivable from FDIC (associated to Purchase Money Note issued to the FDIC), at fair value	111,101
Equity appreciation instrument, at fair value	(52,500)
Deferred tax asset	25,004

Total additional consideration	(5,686,091)

Preliminary goodwill	$(106,230)

The following is a description of the methods used to determine the fair values of the additional consideration.
Purchase Money Note issued to the FDIC
In connection with the transaction, BPPR issued a five-year note to the FDIC secured by certain loans and foreclosed real estate acquired by BPPR from the FDIC that are subject to the shared loss agreements. The fair value of the Purchase Money Note was determined using discounted cash flows based on market rates currently available for debt with similar terms, including consideration that the debt is collateralized by certain assets covered under the loss sharing agreements. The principal source of cash flows to pay down the Purchase Money Note derives from the cash flows collected from the covered assets, as well as payments from the FDIC on claimed credit losses associated to the covered assets.
Receivable from the FDIC
The Purchase Money Note at the transaction date was determined based on a pro-forma statement of assets acquired and liabilities assumed at February 24, 2010, the bid transaction date. The Receivable from the FDIC represents an adjustment to reconcile the consideration paid based on the assets acquired and liabilities assumed at April 30, 2010 compared with the pro-forma statement at February 24, 2010. The carrying amount of this receivable is a reasonable estimate of fair value based on its short-term nature. The Receivable from the FDIC was collected by BPPR in June 2010. The proceeds will be used to pay down the Purchase Money Note in July 2010.
Equity appreciation instrument
As part of the consideration, BPPR also issued an equity appreciation instrument to the FDIC. Under the terms of the equity appreciation instrument, the FDIC has the opportunity to obtain a cash payment with a value equal to the product of (a) 50 million units and (b) the difference between (i) Popular, Inc.’s “average volume weighted price” over the two NASDAQ trading days immediately prior to the exercise date and (ii) the exercise price of $3.43. The fair value of the equity appreciation instrument was estimated by determining a call option value using the Black-Scholes Option Pricing Model. The equity appreciation instrument is recorded as a liability in BPPR and any subsequent changes in its estimated fair value will be recognized in earnings.
Note 4 — Loss Sharing Agreements and FDIC Loss Share Indemnification Asset
As part of the purchase and assumption agreement, BPPR and the FDIC entered into certain loss sharing agreements. Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to all loans, except credit cards, and OREO begins with the first dollar of loss incurred. The FDIC will reimburse BPPR for 80% of losses with respect to the covered assets of Westernbank. The term of the loss sharing agreement for single-family residential mortgage loans is 10 years, and under this agreement the reimbursable losses, computed monthly, are offset by any recoveries with respect to such losses. The term of the loss sharing agreement for commercial loans is 8 years, comprised of a 5-year shared-loss period followed by a 3-year recovery period. During the 5-year shared-loss period, the FDIC will reimburse BPPR for 80% of losses, net of recoveries during each quarter. During the 3-year recovery period, BPPR will be required to reimburse the FDIC for 80% of all recoveries attributable to commercial loans for which reimbursement had been granted during the shared-loss period. Any net amounts payable by the FDIC to BPPR pursuant to the loss sharing agreements will be applied to reduce the outstanding principal balance of the Purchase Money Note with the FDIC.
Certain other assets of Westernbank were acquired by BPPR and are not covered by loss sharing agreements with the FDIC. These assets include primarily the loan portfolio of credit cards and the equity securities of the Federal Home Loan Bank of New York.

The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value at April 30, 2010:

	Amount	Fair
(In thousands)	Covered	Value

Loans, except credit cards	$8,503,839	$4,216,992
OREO	125,947	73,235

Total	$8,629,786	$4,290,227

The amounts covered by the loss sharing agreements are the pre-acquisition book value of the underlying assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs.
The loss sharing agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as an FDIC loss share indemnification asset on the Statement of Assets Acquired and Liabilities Assumed. The fair value of the FDIC loss share indemnification asset on April 30, 2010, which reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above, was estimated at $3.3 billion. The amount ultimately collected for the FDIC loss share indemnification asset is dependent upon various considerations, including for example, the performance of the underlying covered assets and compliance with the servicing requirements, the timing of the credit losses, and claims submitted to the FDIC.
In addition, Banco Popular has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day (the “True-Up Measurement Date”) of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The estimated fair value of such true-up payment is recorded as a reduction in the fair value of the FDIC loss share indemnification asset in the Statement of Assets Acquired and Liabilities Assumed. Under the loss sharing agreements, BPPR shall pay to the FDIC, 50% of the excess, if any, of:
(i)	20% of the intrinsic loss estimate of $4.6 billion (or $925 million)(as determined by the FDIC) less

(ii)	the sum of:
(A)	25% of the asset discount (per bid) (or ($1.1 billion)) plus

(B)	25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC) plus

(C)	the sum of period servicing amounts for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the loss sharing agreements during which the loss sharing provisions of the applicable loss sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).
Note 5 — Investment in Federal Home Loan Bank Stock
Equity securities from the Federal Home Loan Bank of New York amounted to $58.6 million at April 30, 2010. These securities do not have contractual maturities. These securities were redeemed between May and June 2010 at their acquisition cost, which represented their fair value.

Note 6 — Loans
The composition of loans acquired at April 30, 2010 is as follows:

	Unpaid	Fair
	Principal	Value	Fair
(In thousands)	balance	Adjustments	Value

Covered loans:
Commercial	$5,735,607	$(3,209,109)	$2,526,498
Construction	1,156,652	(879,632)	277,020
Mortgage	1,432,748	(158,759)	1,273,989
Consumer	178,832	(39,347)	139,485

	$8,503,839	$(4,286,847)	4,216,992
Non-covered loans:
Credit cards	50,905	(6,909)	43,996

Total loans	$8,554,744	$(4,293,756)	$4,260,988

There are unfunded loan commitments covered under the loss sharing agreements totaling $227 million at April 30, 2010, with an estimated fair value of $132 million. The coverage under the loss sharing agreements is subject to certain criteria, such as FDIC approvals for drawings under certain loan types, limitations on the timing for such disbursements, and servicing guidelines. The fair value of the unfunded loan commitments is presented as a contingent liability in the Statement of Assets Acquired and Assumed Liabilities at April 30, 2010.
Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (ASC Subtopic 310-20 approach) or an accounting policy based on expected cash flows (ASC Subtopic 310-30 approach).
Loans acquired in the FDIC-assisted transaction, except for credit lines with revolving privileges, will be accounted for by BPPR in accordance with ASC Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Under ASC Subtopic 310-30, the covered loans acquired from the FDIC were aggregated into pools based on similar characteristics, including factors such as loan type, interest rate type, accruing status, and amortization type. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value in the loans, or the “accretable yield,” is recognized as interest income on a level-yield method over the estimated life of the loan. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected.

The following table presents purchased loans accounted for under ASC Subtopic 310-30 at April 30, 2010:

(In thousands)

Contractually-required principal and interest	$11,036,504
Non-accretable difference	5,818,583

Cash flows expected to be collected	$5,217,921
Accretable yield	1,304,515

Fair value of loans accounted for under ASC Subtopic 310-30	$3,913,406

As indicated above, BPPR accounts for lines of credit with revolving privileges under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of BPPR’s initial investment in the loans be accreted into interest income on a level-yield basis (interest method) over the life of the loan. The following table presents purchased loans accounted for under ASC Subtopic 310-20 at April 30, 2010:

(In thousands)

Fair value of loans accounted under ASC Subtopic 310-20	$347,582

Gross contractual amounts receivable	$966,763

Estimate of contractual cash flows not expected to be collected	$585,550

Note 7 — Goodwill and core deposit intangible
The Statement of Assets Acquired and Liabilities Assumed reflects goodwill totaling $106 million and a core deposit intangible asset totaling $24 million at April 30, 2010. The core deposit intangible asset will be amortized straight-line over 10 years.
The estimated amortization expense of the core deposit intangible asset for the remainder of 2010 and for the subsequent five years is as follows:

(In thousands)

May through December 2010	$1,628
2011	2,441
2012	2,441
2013	2,441
2014	2,441
2015	2,441

Total	$13,833

Note 8 — Deposits
Deposits assumed are composed of the following at April 30, 2010:

	Contractual	Fair Value	Fair
(In thousands)	Amount	Adjustment	Value

Non-interest bearing demand deposits	$324,734	—	$324,734
NOW, money market and other interest bearing demand deposits	191,674	—	191,674
Savings deposits	690,887	—	690,887
Certificates of deposits:
Under $100,000	746,116	$8,362	754,478
$100,000 and over	426,750	3,103	429,853

Total	$2,380,161	$11,465	$2,391,626

At April 30, 2010, scheduled maturities of certificates of deposit are as follows:

(In thousands)

2010	$570,278
2011	331,254
2012	120,357
2013	65,391
2014	67,614
2015 and thereafter	17,972
Fair value adjustment	11,465

Total	$1,184,331

Note 9 — Purchase Money Note
As part of the transaction, BPPR issued a five-year $5.8 billion note to the FDIC bearing an annual interest rate of 2.50%. The note is secured by certain loans and foreclosed real estate acquired by BPPR from the FDIC that are subject to the loss sharing agreements and certain related assets. The contractual amount of the Purchase Money Note was $5.8 billion at April 30, 2010 and its fair value presents an estimated premium of $12 million as of such date. The entire outstanding principal amount of this Purchase Money Note is due and payable on April 30, 2015, or an earlier date as such amount shall become due and payable pursuant to the terms of the Purchase Money Note. Certain proceeds with respect to the loans or the underlying collateral or all of the acquired property or OREO that is part of the assets covered under the loss sharing agreements, including proceeds from the FDIC as part of the credit loss indemnification, will be applied to reduce the outstanding principal balance of the Purchase Money Note.
Note 10 — Equity Appreciation Instrument
As part of the consideration for the transaction, the FDIC received an equity appreciation instrument in which BPPR agreed to make a cash payment to the holder thereof equal to the product of (a) 50 million and (b) the amount by which the average volume weighted price of the Corporation’s common stock over the two NASDAQ trading days immediately prior to the date on which the equity appreciation instrument is exercised exceeds $3.43 (Popular, Inc.’s 20-day trailing average common stock price on April 27, 2010). The equity appreciation instrument is exercisable by the holder thereof, in whole or in part, from and including May 7, 2010 to May 7,

2011. As of April 30, 2010, the fair value of the equity appreciation instrument was estimated at $52.5 million.
Note 11 —Deferred Income Taxes
The differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction result in a net deferred tax asset (liability). For income tax purposes, the Westernbank transaction will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values using a modified residual method. Under this method, the purchase price is allocated among the assets in order of liquidity (the most liquid first) up to its fair market value. The assets acquired and liabilities assumed resulted in a deferred tax liability of $25 million, and the additional consideration paid to the FDIC resulted in a deferred tax asset of $25 million, thus resulting in a net deferred tax asset of $0.
BPPR did not acquire any of the tax attributes of Westernbank’s assets and liabilities.
Note 12 — Subsequent Events
Subsequent events are events and transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. Management has evaluated events and transactions occurring subsequent to April 30, 2010, through July 16, 2010, the date of filing of this report. Such evaluation resulted in no adjustments to the accompanying financial statement.
As indicated in Note 3, in June 2010, the FDIC paid BPPR the outstanding balance of the Receivable from the FDIC. Also, as indicated in Note 5, the Corporation redeemed the Federal Home Loan Bank of New York stock between May and June 2010.